Exhibit 4.2

UPSTART HOLDINGS, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 31, 2018, by and among Upstart Holdings, Inc., a Delaware corporation (the “Company”), David Girouard (the “Founder”), the holders of outstanding Preferred Stock of the Company listed on Schedule 1 hereto (the “Existing Preferred Holders”) and the purchasers of Series D Preferred Stock of the Company listed on Schedule 2 hereto (the “New Investors” and, together with the Existing Preferred Holders, the “Investors”).

RECITALS

The Company, the Founder and the Existing Preferred Holders previously entered into an Amended and Restated Investors’ Rights Agreement dated as of November 23, 2016 (the “Prior Agreement”).

The Company and the New Investors have entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof, pursuant to which the Company desires to sell to the New Investors, and the New Investors desire to purchase from the Company, shares of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”). A condition to the New Investors’ obligations under the Purchase Agreement is that the Company, the Founder, the Existing Preferred Holders and the New Investors enter into this Agreement in order to, among other things, provide the Investors (i) certain rights to register shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of the Company’s preferred stock (the “Preferred Stock”) held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company, the Founder and the Existing Preferred Holders desire to induce the New Investors to purchase shares of Series C-1 Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

The Company, the Founder and the Existing Preferred Holders desire to amend and restate the Prior Agreement in its entirety as set forth herein.

AGREEMENT

The parties agree as follows:

A. Amendment of Prior Agreement; Waiver of Right of First Offer, Super Participation Rights and Additional Rights.

Pursuant to Section 5.4 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company, the holders of a majority of the Company’s outstanding “Registrable Securities” (as defined in the Prior Agreement), the holders of at least a majority of the Founder’s Shares held by individuals who are currently providing services to the Company as an employee, consultant or officer, the holders of a majority of the Registrable Securities currently outstanding and held by the “Major Investors” (as defined in the Prior Agreement), and Third Point, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founder, the Existing Preferred Holders and the New Investors shall be bound by the provisions hereof as the sole agreement of the Company, the Founder, the Existing Preferred Holders and the New Investors with respect to the subject matter hereof. The Existing Preferred Holders that are “Major Investors” (as defined in the Prior Agreement) hereby waive the right of first offer, including the notice requirements, set forth in Section 2.3 of the Prior Agreement, on behalf of themselves and all Major Investors, with respect to all issuances of Series D Preferred Stock by the Company. The Existing Preferred Holders hereof waive any “Additional Rights” set forth in Section 2.3 of the Prior Agreement with respect to all issuances of Series D Preferred Stock of the Company.

1. Registration Rights.

1.1 Definitions. For purposes of this Section 1:

(a) The term “Eaglewood Warrant Stock” means the Common Stock issued or issuable upon conversion of shares of the Company’s preferred stock issued or issuable upon exercise or conversion of certain Warrants to Purchase Stock issued by the Company to Eaglewood SPV I LP (“Eaglewood”) pursuant to the terms and conditions of that certain Warrant Agreement by and among Eaglewood and the Company dated on or about September 11, 2014.

(b) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(c) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(d) The term “Founder’s Shares” means the shares of Common Stock issued to the Founder so long as the Founder is then serving as an employee, consultant or officer of the Company.

(e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(f) The term “Kordestani Warrant Stock” means the Common Stock issued or issuable upon conversion of shares of the Company’s Series B Preferred Stock issued or issuable upon exercise or conversion of that certain Warrant to Purchase Stock issued by the Company to The Omid Kordestani Revocable Trust on or about June 16, 2014.

(g) The term “Major Investor” has the meaning given to such term in Section 2.3 hereof.

(h) The term “Qualified IPO” means a public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Restated Certificate.

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the Founder’s Shares, provided, however, that for the purposes of Sections 1.2, 1.4, 1.13, 1.14 and 5.4 the Founder’s Shares shall not be deemed Registrable Securities and the Founder shall not be deemed a Holder, (iii) the Kordestani Warrant Stock, provided, however, that for purposes of Section 1.2, 1.13 and 5.4, the Kordestani Warrant Stock shall not be deemed Registrable Securities, and The Omid Kordestani Revocable Trust shall not be deemed an Investor, (iv) the WMS Warrant Stock, provided, however, that for purposes of Section 1.2, 1.13 and 5.4, the WMS Warrant Stock shall not be deemed Registrable Securities, and WMS Income Opportunity Fund, LLC shall not be deemed an Investor (v) the Eaglewood Warrant Stock, provided, however, that for purposes of Section 1.2, 1.13 and 5.4, the Eaglewood Warrant Stock shall not be deemed Registrable Securities, and Eaglewood shall not be deemed an Investor, (vi) the Soros Warrant Stock, provided, however, that for purposes of Section 1.2, 1.13 and 5.4, the Soros Warrant Stock shall not be deemed Registrable Securities, and Soros shall not be deemed an Investor, (vii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii), and (viii) any other Common Stock held by an Investor or any Common Stock issuable upon conversion, exercise or exchange of any derivative securities held by an Investor; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.12 below.

(k) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(l) The term “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation as such Amended and Restated Certificate of Incorporation may be amended from time to time.

(m) The term “SEC” means the U.S. Securities and Exchange Commission.

(n) The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(o) The term “Soros Warrant Stock” means the Common Stock issued or issuable upon conversion of shares of the Company’s preferred stock issued or issuable upon exercise or conversion of certain Warrants to Purchase Stock issued by the Company to Quantum Partners LP (together with its affiliates, “Soros”) pursuant to the terms and conditions of that certain Warrant Agreement by and among Soros and the Company dated on or about November 10, 2014.

(p) The term “WMS Warrant Stock” means the Common Stock issued or issuable upon conversion of shares of the Company’s Series B Preferred Stock issued or issuable upon exercise or conversion of that certain Warrant to Purchase Stock issued by the Company to WMS Income Opportunity Fund, LLC on or about October 1, 2014.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) the 5th anniversary of the Initial Closing (as defined in the Purchase Agreement), or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the managing underwriters advise the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected 2 registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the cut back provisions of Section 1.8 cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least a majority of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; (vi) if the Company has already effected 3 registrations on Form S-3 for the Holders pursuant to this Section 1.4; or (vii) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 ; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, shall be borne by the Company.

(c) Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, and counsel for the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 registration.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the managing underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the managing underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 20% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, all Registrable Securities may be excluded if the managing underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten or (b) any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and security holders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, that the foregoing indemnity agreement shall not apply to or inure to the benefit of any Holder with respect to a public offering of the Company’s securities to the extent such Holder is or was (x) a director of the Company or (y) an “officer” of the Company, as defined in Rule 16a-1 of the Exchange Act, in each case at any time during the period commencing 90 days prior to the filing of the final prospectus for such public offering of the Company’s securities and ending on the closing of such public offering of the Company’s securities. For purposes of clarity, the parties hereto acknowledge and agree that the preceding sentence shall not in any way limit any Company officer’s or director’s rights with respect to indemnification that are set forth in any other indemnification agreement between the Company and such officer or director.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of at least 50% of the transferring Holder’s aggregate Registrable Securities originally obtained from the Company (or if the transferring Holder then owns less than 50% of such originally acquired securities, then all remaining Registrable Securities then held by the transferring Holder), (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, such entity’s principal or a fund or entity managed by or under common control (either directly or indirectly) with such entity or such entity’s principal, including but not limited to, the same manager or managing member or general partner or management company or any venture capital fund or entity now or hereinafter existing that is controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held immediately before the effective date of the registration statement for such offering (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of such registration statement and to execute an agreement reflecting the foregoing as may be requested by the managing underwriters at the time of the Company’s initial public offering. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. The foregoing provisions of this Section 1.14 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or the sale of any shares purchased in the Company’s initial public offering (other than any issuer-directed shares purchased in such offering by an officer or director) or in the open market following the initial public offering. The underwriters in connection with the offering are intended third-party beneficiaries of this Section 1.14 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers, directors and 1% securityholders of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any discretionary waiver or termination of the restrictions of any or all of the agreements referenced in Section 1.14(a) or this Section 1.14(b) by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) four years following the consummation of a Qualified IPO, (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (c) upon termination of this Agreement, as provided in Section 4.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor (as hereinafter defined) (other than a Major Investor reasonably deemed by the Board to be a Competitor (as defined in that certain Right of First Refusal and Co-Sale Agreement dated as of the date hereof between the Company and the security holders of the Company party thereto) of the Company (provided that a venture capital fund shall not be deemed a Competitor)):

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and, unless otherwise approved by the Board, including a majority of the Preferred Directors (as defined in the Restated Certificate) elected by holders of Preferred Stock pursuant to Article IV.B.5(b)(i) of the Restated Certificate, audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

(b) as soon as practicable, but in any event within 30 days after the end of each of the four quarters of each fiscal year of the Company, an unaudited profit or loss statement, statements of income and of cash flows for such fiscal quarter and an unaudited balance sheet, and a statement of stockholders’ equity as of the end of such fiscal quarter, prepared in accordance with GAAP;

(c) as soon as practicable, but in any event within 30 days after the end of each of the four quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) as soon as practicable, but in any event, 30 days before the end of each fiscal year, the Company shall deliver, a budget and business plan for the next fiscal year, approved by the Board and prepared on a monthly basis, including balance sheets, income statements and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e) with respect to any unaudited financial statements called for in this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board determines that it is in the best interest of the Company to do so.

Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it must do so to comply with rules of the U.S. Securities and Exchange Commission applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.2 Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Board to be a Competitor of the Company (provided that a venture capital fund shall not be deemed a Competitor)), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its New Shares (as hereinafter defined). For purposes of this Agreement, a “Major Investor” shall mean any person who holds at least 141,043 shares of Series Seed Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like), 141,043 shares of Series A Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like), 1,000,000 shares of Series B Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like), 1,000,000 shares of Series C Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like), 1,000,000 shares of Series C-1 Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like), or 1,000,000 shares of Series D Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like) (including, for each series, all shares of Common Stock then issuable or issued upon conversion of such Preferred Stock). For purposes of this Section 2.3, the term “Major Investor” includes any general partners, managing members and affiliates of a person that is otherwise a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities of any type whatsoever that are, or may become, convertible, exchangeable into or exercisable for any shares of, any class of its capital stock (including, but not limited to, derivative securities or any rights, options or warrants to purchase any equity securities or any securities of any type whatsoever), whether or not currently authorized, and in each case, directly or indirectly (“New Shares”), the Company shall first make an offering of such New Shares to each Major Investor in accordance with the following provisions:

(a) Procedures. The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Shares.

(i) Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such New Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the sum of the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) issued and held, or issuable upon conversion of the Preferred Stock then held, by all the Fully-Exercising Investors.

(ii) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(a) hereof, offer the remaining unsubscribed portion of the New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(b) Carve-outs. The right of first offer in this Section 2.3 shall only be applicable to the issuance of securities that are deemed to be “Additional Stock” (as such term is defined in the Restated Certificate), excluding any sales of Series D Preferred Stock pursuant to Section 1.2(c) of the Purchase Agreement.

(c) Accredited Investor. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Observer Rights.

(a) The Company shall invite one representative designated by First Round Capital (“FRC”) to attend all meetings of its Board in a solely nonvoting observer capacity so long as FRC or its Affiliates own at least 50% of the Series A Preferred Stock originally purchased by it. The Company shall give such representative(s) copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative(s) shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or highly confidential information, or would constitute a conflict of interest, or if such Investor or its representative(s) is a competitor of the Company (provided that FRC shall not be deemed a competitor) (in each of the foregoing cases, as determined in good faith by the Company).

(b) The Company shall invite one representative designated by Third Point, LLC (“Third Point”) to attend all meetings of its Board in a solely nonvoting observer capacity so long as Third Point or its Affiliates own at least 50% of the Series C Preferred Stock originally purchased by Third Point and its Affiliates. The Company shall give such representative(s) copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative(s) shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or highly confidential information, or would constitute a conflict of interest, or if such Investor or its representative(s) is a competitor of the Company (provided that Third Point shall not be deemed a competitor) (in each of the foregoing cases, as determined in good faith by the Company), except that no such representative shall be so excluded from access to any material or meeting unless all other persons whose exclusion from such material or meeting would reasonably be necessary to preserve the attorney-client privilege, to protect such highly confidential proprietary information, or to prevent a conflict of interest, or who are also a competitor (each, as applicable), are so excluded.

(c) The Company shall invite one representative designated by Healthcare of Ontario Pension Plan Trust Fund (“HOOPP”) to attend all meetings of its Board in a solely nonvoting observer capacity so long as HOOPP and its Affiliates together own at least 50% of the Series D Preferred Stock originally purchased by HOOPP and its Affiliates. The Company shall give such representative(s) copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative(s) shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or highly confidential information, or would constitute a conflict of interest, or if such Investor or its representative(s) is a competitor of the Company (provided that HOOPP shall not be deemed a competitor) (in each of the foregoing cases, as determined in good faith by the Company), except that no such representative shall be so excluded from access to any material or meeting unless all other persons whose exclusion from such material or meeting would reasonably be necessary to preserve the attorney-client privilege, to protect such highly confidential proprietary information, or to prevent a conflict of interest, or who are also a competitor (each, as applicable), are so excluded.

2.5 Proprietary Information Agreement. Each future officer and employee shall enter into the Company’s standard form of confidential information and invention assignment agreement.

2.6 Stock Vesting. With respect to any shares of Common Stock issued or options to purchase Common Stock granted after the date hereof to any newly hired employee or consultant, unless otherwise stated herein or determined by the Board, including (a) at least one of the Preferred Directors (as defined in Article IV.B.5(b)(i) of the Restated Certificate) when there are two or fewer Preferred Directors then in office, or (b) a majority of the Preferred Directors then in office when there are more than two Preferred Directors in office, such shares or options will be subject to vesting no faster than the following: 25% after one year of service to the Company and thereafter, the remaining 75% of the shares or options shall vest monthly in equal installments over the next thirty-six (36) months. With respect to any shares of Common Stock issued or options to purchase Common Stock granted after the date hereof to any then-current employee or consultant, unless otherwise stated herein or determined by the Board, including (x) at least one of the Preferred Directors when there are two or fewer Preferred Directors then in office, or (y) a majority of the Preferred Directors then in office when there are more than two Preferred Directors in office, such shares or options will be subject to vesting no faster than monthly in equal installments over 48 months. The repurchase option for Common Stock issued or options to purchase Common Stock granted to employees, directors and consultants shall provide that upon termination of the services of the holder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law qualification) retains the option to repurchase, at the lesser of cost or fair market value, any unvested shares held by such holder. Unless otherwise approved by the Board, including a majority of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for a lock-up provision substantially similar to that in Section 1.14 hereof. In addition, unless otherwise approved by the Board, including a majority of the Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s Qualified IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

2.7 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

2.8 Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, directors and officers’ liability insurance, each in an amount and on terms and conditions reasonably satisfactory to a majority of the Preferred Directors (as defined in the Restated Certificate) then in office, until such time as the Board (including a majority of the Preferred Directors then in office) determines that such insurance should be discontinued. The Company shall deliver upon request by any Preferred Director a current certificate evidencing such insurance.

2.9 Right to Conduct Activities. Notwithstanding anything to the contrary in this Agreement or any other agreement, contract, instrument, or obligation between or among Rakuten Europe S.á.r.l, or any of its Affiliates (collectively, “Rakuten”) or Progressive Investment Company, Inc. or any of its Affiliates (collectively, “Progressive”) on the one hand and the Company or any of the Company’s Affiliates or subsidiaries on the other hand, the Company, on behalf of itself and each of its Affiliates and subsidiaries agrees that:

(a) Each of Rakuten and Progressive may disclose proprietary or confidential information of the Company (“Company Information”) to any employee, officer, director, consultant, advisor, legal counsel, accountant, Affiliate, or other representative of Rakuten or Progressive, as the case may be (each of the foregoing persons, a “Permitted Disclosee”), so long as any Permitted Disclosee to whom such Company Information is disclosed is subject to confidentiality obligations similar in all material respects to any obligation Rakuten or Progressive, as applicable, may have to the Company (or the applicable Affiliate or subsidiary of the Company) not to disclose such Company Information to third parties or to use such information for any purpose other than those permitted pursuant to Section 5.1 below (such obligations, the “Nondisclosure Obligations”), and each of Rakuten and Progressive shall be free to use any such Company Information, subject to the Nondisclosure Obligations; and

(b) The Company acknowledges and agrees that each of Rakuten and Progressive (i) invests in numerous companies and carries out its respective businesses and operations, some of which may be deemed to be competitive with the Company’s business and (ii) receives information from many sources and reviews and invests in many opportunities that may involve similar or competing technologies, products, or services as offered by the Company, which may include information that may be similar or identical to information (including the Company Information) disclosed to either Rakuten or Progressive by the Company, and neither this Agreement nor any disclosure of such Company Information as permitted by this Agreement or the Nondisclosure Obligations shall (A) obligate Rakuten or Progressive or any of their respective Permitted Disclosees to receive any information from, perform any work for or enter into any agreement with the Company or any of the Company’s Affiliates or subsidiaries, (B) limit each of Rakuten and Progressive or any of their respective Permitted Disclosees from engaging in, developing, or operating any business itself or with any third party, entering into any agreement or business relationship with any third party, or evaluating, engaging in investment discussions with or investing in any third party, whether or not competitive with the Company or any of the Company’s Affiliates or subsidiaries, provided that each of Rakuten and Progressive or any of their respective Permitted Disclosees do not violate the Nondisclosure Obligations, or (C) prevent each of Rakuten and Progressive or any of their respective Permitted Disclosees from making any disclosures required by law, rule (including, without limitation, any applicable securities exchange rules), regulation or court or other governmental order, provided that each of Rakuten and Progressive shall (x) comply with any applicable obligation or covenant within the Nondisclosure Obligations, (y) notify the Company or its applicable Affiliates and subsidiaries prior to making such compulsory disclosure and/or (z) cooperate with the Company or its applicable Affiliates and subsidiaries in seeking a protective order. Further, Progressive may offer (through referral or co-marketing arrangements, links on Progressive’s website or other promotional methods) various products of third party providers that are competitive to the Company’s products. Engaging in such activities as detailed in this Section 2.9(b) shall not alone deem Progressive to be a competitor of Company.

(c) If the Company determines that it is a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder, the Company shall (i) timely and properly file with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations and (ii) notify each Major Investor in writing of such determination within 10 business days of such determination.

3. Restrictions on Transfer.

3.1 Limitations on Disposition. Each record owner of Securities (as defined below), or any assignee of record of Securities (each such person, a “Securities Holder”) hereby agrees not to make any disposition of all or any portion of any Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) such Securities Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Securities Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 3.1(a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Securities Holder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Securities Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Securities Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in the case of clauses (ii) and (iii) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and in the case of clause (iii) the transfer was without additional consideration or at no greater than cost.

For purposes of this Section 3, the term “Securities” means shares of Common Stock of the Company issued or issuable pursuant to the conversion of the Preferred Stock and any shares of Common Stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof.

4. Termination of Agreement.

4.1 Termination Events. This Agreement shall terminate and have no further force or effect upon the earlier of:

(a) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

(b) the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Restated Certificate (a “Liquidation Transaction”); provided however, that the covenants set forth in Section 2.1 shall survive a Liquidation Transaction in which the Major Investors receive consideration other than cash, publicly traded securities or any combination thereof in exchange for the Company securities then held by the Major Investors.

4.2 Termination of Certain Covenants. Each of the covenants set forth in Section 2 (with the exception of the covenants set forth in Sections 2.8 and 2.9, which shall survive termination) shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder (the “Exchange Act”), if this occurs earlier than the events described in Section 4.1.

5. Miscellaneous.

5.1 Confidentiality. Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company or to comply with applicable regulation or applicable securities exchange requirements) any confidential information obtained from the Company pursuant to the terms of Sections 2.1 and 2.2 of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.1 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which Investor is or should have been aware; provided, however, that an Investor may disclose confidential information (i) to its or its Affiliates’ or principal’s employees, officers, directors, attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 5.1; (iii) to any employee, director, principal, partner, member, stockholder of such Investor or its Affiliates in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be (x) required by law, including under a judicial or governmental order or in connection with a judicial or governmental proceeding, or (y) required or requested under any regulation or any regulatory or supervisory authority with authority over such Investor, provided that, to the extent permitted to do so under applicable law, rule, regulation or order, the Investor promptly notifies the Company of such disclosure (other than in the case of where such disclosure is made in connection with an examination by any regulatory or supervisory authority) and takes reasonable steps to minimize the extent of any such required disclosure.

5.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto.

5.3 Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and (a) the holders of at least 65% of the Company’s outstanding Registrable Securities (or their respective successors and assigns), (b) except with respect to Section 2 hereof, the holders of at least a majority of the Founder’s Shares then held by individuals who are then providing services to the Company as an employee, consultant or officer (or their respective successors and assigns), (c) with respect to Sections 2.1, 2.2 and 2.3, the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors, (d) with respect to Section 2.4(b), Third Point, and (e) with respect to Section 2.4(c), HOOPP; provided, that if any amendment, waiver, discharge or termination operates in a manner that (x) treats any Investor differently than the other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination and (y) with respect to Section 2.9, adversely affects Rakuten or Progressive, the consent of Rakuten or Progressive, as applicable, shall also be required for such amendment, waiver, discharge or termination. Notwithstanding the foregoing: (i) this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series D Preferred Stock as “Investors”; and (ii) in the event that the Founder ceases to be an employee, consultant or officer of the Company, he shall no longer be a party to this Agreement, and will execute all necessary documentation to that effect provided by the Company. Any amendment or waiver effected in accordance with this Section 5.4 shall be binding upon the Company, the Founder, the Investors, and each of their respective successors and assigns.

5.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or on Schedule 1 hereto, or as subsequently modified by written notice. If no electronic mail address or facsimile number is set forth on Schedule 1 for a party, the notices and communications given or made by electronic or facsimile shall not be deemed effectively given to such party, unless such party otherwise agrees to such notices and communications given or made by electronic mail or facsimile in writing.

5.6 Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. As used herein, “Affiliate” means, with respect to any specified person or entity, any other person or entity or group of persons or entities who, directly or indirectly, controls, is controlled by or is under common control with such first person or entity, including, without limitation, any general partner, managing member, officer or director of such first person or entity, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such first person or entity.

5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature page delivered electronically (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

5.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.11 Acknowledgments. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company.

5.12 Jurisdiction and Venue. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

5.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS HEREUNDER, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Pages Follow]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

UPSTART HOLDINGS, INC.

By:	/s/ David Girouard
Name: David Girouard
Title: President

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:

DAVID GIROUARD

By:	/s/ David Girouard
(Signature)

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RAKUTEN EUROPE S.Á.R.L.

By:	/s/ Toshihiko Otsuka
Name: Toshihiko Otsuka
Title: Director and COO

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

THIRD POINT VENTURES LLC
as nominee for funds managed and/or advised by Third Point LLC

By: THIRD POINT LLC, its Attorney-in-Fact

By:	/s/ James P. Gallagher
Name: James P. Gallagher
Title: Chief Administrative Officer

Third Point Ventures LLC executes this signature page as nominee for funds managed and/or advised by Third Point LLC and not in its individual capacity.

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

KHOSLA VENTURES V, LP
By: Khosla Ventures Associates V, LLC, a Delaware limited liability company and general partner of Khosla Ventures V, LP

By:	/s/ John Demeter
Name: John Demeter
Title: General Counsel

KHOSLA VENTURES SEED B, LP
By: Khosla Ventures Seed Associates B, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed B, LP

By:	/s/ John Demeter
Name: John Demeter
Title: General Counsel

KHOSLA VENTURES SEED B (CF), LP
By: Khosla Ventures Seed Associates B, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed B (CF), LP

By:	/s/ John Demeter
Name: John Demeter
Title: General Counsel

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FIRST ROUND CAPITAL III, L.P.
as nominee for First Round Capital III, L.P. First Round Capital III-A, L.P. First Round Capital III Partners Fund, L.P.

By: First Round Capital Management III L.P.,
Its General Partner

By: First Round Capital Management III LLC,
Its General Partner

By:	/s/ Bill Trenchard
Name: Bill Trenchard
Title: Managing Partner

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

STONE RIDGE TRUST V on behalf of its series Stone Ridge Alternative Risk Premium Fund

By:	/s/ Charles Nail
(Signature)
Name: Charles Nail
Title: Authorized Person of Stone Ridge Asset Management

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

PROGRESSIVE INVESTMENT COMPANY, INC.

By:	/s/ Patrick S. Brennan
(Signature)
Name: Patrick S. Brennan
Title: President

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HEALTHCARE OF ONTARIO PENSION PLAN TRUST FUND

By:	/s/ Paul Kirk
(Signature)
Name: Paul Kirk
Title: Vice President, Short Term & Foreign Exchange

By:	/s/ Stephen Anderson
(Signature)
Name: Stephen Anderson
Title: Vice President, Equity Derivatives & Collateral Management

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Michael A. Summers
(Signature)
Name: Michael A. Summers
Title: Chief Financial Officer

UPSTART HOLDINGS, INC. - AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT